Exhibit 15.1

Quicksilver Resources Inc.

777 West Rosedale

Fort Worth, Texas 76104

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Quicksilver Resources Inc. and subsidiaries for the periods ended June 30, 2005 and 2004, as indicated in our report dated August 9, 2005; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, is incorporated by reference in Registration Statements Nos. 333-69496, 333-82180, 333-92196 and 333-117447 on Form S-3, and Registration Statement Nos. 333-94387, 333-91526, 333-116180 and 333-113617 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statements prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ DELOITTE & TOUCHE LLP

August 9, 2005

Fort Worth, Texas